                                                                   Exhibit 12.1

                 Statement of Computation of Ratio of Earnings to Fixed Charges
                                   (in thousands, except ratios)

                                          Three Months Ended                           Fiscal Year Ended
                                       -----------------------  -------------------------------------------------------------
                                        Jan. 26,    Jan. 27,     Oct. 27,     Oct. 28,     Oct. 31,    Oct. 31,     Oct. 31,
                                          2002        2001         2001         2000         1999     1998 /(2)/   1997 /(2)/
                                       ----------  ----------   ----------   ----------   ----------  ----------   ----------
Earnings (loss) from continuing
  operations before taxes              $   16,448  $   46,431   $   17,802   $   88,316   $    2,591  $  (15,111)  $   (9,619)
Fixed charges from continuing
  operations
    Interest expense and
      amortization of debt
      discount and issuance
      costs on all indebtedness             1,310          --           --           45          459         557          351
    Interest included in rent               1,564       1,704        5,507        1,381          428         268          165
                                       ----------  ----------   ----------   ----------   ----------  ----------   ----------
Total fixed charges from
  continuing operations                     2,874       1,704        5,507        1,426          887         825          516
                                       ----------  ----------   ----------   ----------   ----------  ----------   ----------
Earnings before taxes and fixed
  charges                              $   19,322  $   48,135   $   23,309   $   89,742   $    3,478  $  (14,286)  $   (9,103)
                                       ==========  ==========   ==========   ==========   ==========  ==========   ==========
Ratio of earnings to fixed
   charges /(1)/                             6.7x       28.2x         4.2x        62.9x         3.9x      (17.3x)      (17.6x)
Coverage deficiency                    $       --  $       --   $       --   $       --   $       --  $   15,111   $    9,619
                                       ----------  ----------   ----------   ----------   ----------  ----------   ----------

 /(1)/  The ratio of earnings to fixed charges was computed by dividing earnings
        (loss) from continuing operations before taxes by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount and issuance costs on all indebtedness, and (ii) one-third of all rental expense, which the Company considers to be a reasonable approximation of the interest factor included in rental expense.

 /(2)/ Earnings were inadequate to cover fixed charges. For the years ended October 31, 1998 and October 31, 1997, the Company needed additional earnings of $15.1 million and $9.6 million, respectively, to achieve a ratio of earnings to fixed charges of 1.0x.